Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound	Investor Contact Information: Rafael Tejada
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2021 Results

WALTHAM, Mass. (April 29, 2021) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended April 3, 2021.

First Quarter 2021 Highlights

•First quarter revenue increased 59% to $9.91 billion.
•First quarter GAAP diluted earnings per share (EPS) increased 198% to $5.88.
•First quarter adjusted EPS increased 145% to $7.21.

•Continued significant role in enabling the COVID-19 response, helping to scale vaccine production and supporting testing globally, and accelerated growth in the base business.

•Strong start to the year in terms of product launches including two Thermo Scientific Orbitrap Exploris Gas Chromatography-Mass Spectrometers, which bring high-resolution analysis to a range of applications, including toxicology and metabolomics, the Thermo Scientific Spectra Ultra electron microscope for improved throughput and workflow in materials science applications, the Kingfisher Apex Purification System for high throughput sample preparation and the Thermo Scientific AerosolSense Sampler, an in-air surveillance solution for pathogens, including SARS-CoV-2.

•Continued to increase our capacity to meet customer demand. In the quarter, we began shipping single use technologies from our new facility in Suzhou to bioproduction customers in China. We also brought additional capacity online in Singapore for bioproduction and at two sites in North America for laboratory plastics.

•Advanced our environmental, social and governance priorities and committed to an impact investment of $25 million in financial institutions focused on minority communities.

•Very active capital deployment to start the year including repurchasing $2 billion of stock, increasing our dividend by 18% and completing the acquisition of Mesa Biotech, Inc., a point-of-care molecular diagnostic company.

•After quarter end, announced an agreement to acquire PPD, Inc., a leading global provider of clinical research services, for $17.4 billion.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We are off to an excellent start to the year. Market conditions are strong, and our team is executing at an incredibly high level. From a financial perspective, we again delivered exceptional growth in revenue, earnings and free cash flow for the quarter,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “We began accelerating our investments in talent, capabilities and capacity in the second half of 2020 and we are already starting to see the benefits of those actions which will ensure an even brighter future for our company.”

Casper added, “I am also very excited about our recently announced agreement to acquire PPD, Inc. This is a great fit for our company and will strengthen our value proposition for our largest and fastest growing end market, provide exciting career opportunities for our colleagues, and create significant shareholder value.”

First Quarter 2021

Revenue for the quarter grew 59% to $9.91 billion in 2021, versus $6.23 billion in 2020. Organic revenue growth was 53%; acquisitions increased revenue by 2% and currency translation increased revenue by 4%.

GAAP Earnings Results

GAAP diluted EPS in the first quarter of 2021 increased 198% to $5.88, versus $1.97 in the same quarter last year. GAAP operating income for the first quarter of 2021 was $3.05 billion, compared with $0.91 billion in the year-ago quarter. GAAP operating margin was 30.8%, compared with 14.5% in the first quarter of 2020.

Non-GAAP Earnings Results

Adjusted EPS in the first quarter of 2021 increased 145% to $7.21, versus $2.94 in the first quarter of 2020. Adjusted operating income for the first quarter of 2021 grew 155% compared with the year-ago quarter. Adjusted operating margin was 35.4%, compared with 22.1% in the first quarter of 2020.

Annual Guidance for 2021

The company will provide updates on its 2021 financial guidance during its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

Life Sciences Solutions Segment revenue grew 137% to $4.20 billion in the first quarter of 2021, compared with revenue of $1.77 billion in the first quarter of 2020. Segment adjusted operating margin was 54.2%, versus 38.0% in the 2020 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 26% to $1.39 billion in the first quarter of 2021, compared with revenue of $1.10 billion in the first quarter of 2020. Segment adjusted operating margin was 19.6%, versus 15.5% in the 2020 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 69% to $1.62 billion in the first quarter of 2021, compared with revenue of $0.96 billion in the first quarter of 2020. Segment adjusted operating margin was 26.5%, versus 24.7% in the 2020 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment revenue grew 32% to $3.60 billion in the first quarter of 2021, compared with revenue of $2.73 billion in the first quarter of 2020. Segment adjusted operating margin was 14.8%, versus 10.8% in the 2020 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the first quarter of 2021, adjusted EPS will exclude approximately $3.45 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 29, 2021, at 8:30 a.m. Eastern time. To listen, dial (833) 714-0931 within the U.S. or (778) 560-2662 outside the U.S. The conference ID is 7956359. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 14, 2021.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding $30 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 80,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including our pending acquisition of PPD, Inc., may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Condensed Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	April 3,	% of	March 28,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues

Revenues	$9,906		$6,230
Costs and Operating Expenses:
Cost of revenues (c)	4,557	46.0%	3,365	54.0%
Selling, general and administrative expenses (d)	1,543	15.6%	1,251	20.1%
Amortization of acquisition-related intangible assets	423	4.3%	425	6.8%
Research and development expenses	320	3.2%	245	3.9%
Restructuring and other costs (e)	14	0.1%	38	0.6%
	6,857	69.2%	5,324	85.5%
Operating Income	3,049	30.8%	906	14.5%
Interest Income	12		36
Interest Expense	(125)		(126)
Other (Expense) Income (f)	(183)		12
Income Before Income Taxes	2,753		828
Provision for Income Taxes (g)	(416)		(40)
Net Income	$2,337	23.6%	$788	12.6%

Earnings per Share:
Basic	$5.93		$1.99
Diluted	$5.88		$1.97
Weighted Average Shares:
Basic	394		397
Diluted	397		400

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$3,049	30.8%	$906	14.5%
Cost of Revenues Charges (c)	8	0.1%	2	0.1%
Selling, General and Administrative Charges (d)	16	0.1%	6	0.1%
Restructuring and Other Costs (e)	14	0.1%	38	0.6%
Amortization of Acquisition-related Intangible Assets	423	4.3%	425	6.8%
Adjusted Operating Income (b)	$3,510	35.4%	$1,377	22.1%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,337		$788
Cost of Revenues Charges (c)	8		2
Selling, General and Administrative Charges (d)	16		6
Restructuring and Other Costs (e)	14		38
Amortization of Acquisition-related Intangible Assets	423		425
Other Expense (Income) (f)	197		14
Benefit from Income Taxes (g)	(130)		(98)
Adjusted Net Income (b)	$2,865		$1,175

Reconciliation of Adjusted Earnings per Share
GAAP Diluted EPS (a)	$5.88		$1.97
Cost of Revenues Charges, Net of Tax (c)	0.01		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.03		0.01
Restructuring and Other Costs, Net of Tax (e)	0.03		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.84		0.83
Other Expense (Income), Net of Tax (f)	0.43		0.03
(Benefit from) Provision for Income Taxes (g)	(0.01)		0.02
Adjusted EPS (b)	$7.21		$2.94

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,978		$356
Purchases of Property, Plant and Equipment	(628)		(253)
Proceeds from Sale of Property, Plant and Equipment	5		4
Free Cash Flow	$1,355		$107

Segment Data	Three Months Ended
	April 3,	% of	March 28,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$4,203	42.4%	$1,774	28.5%
Analytical Instruments	1,387	14.0%	1,101	17.7%
Specialty Diagnostics	1,615	16.3%	958	15.4%
Laboratory Products and Services	3,597	36.3%	2,730	43.8%
Eliminations	(896)	-9.0%	(333)	-5.4%
Consolidated Revenues	$9,906	100.0%	$6,230	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$2,279	54.2%	$675	38.0%
Analytical Instruments	272	19.6%	171	15.5%
Specialty Diagnostics	428	26.5%	236	24.7%
Laboratory Products and Services	531	14.8%	295	10.8%
Subtotal Reportable Segments	3,510	35.4%	1,377	22.1%

Cost of Revenues Charges (c)	(8)	-0.1%	(2)	-0.1%
Selling, General and Administrative Charges (d)	(16)	-0.1%	(6)	-0.1%
Restructuring and Other Costs (e)	(14)	-0.1%	(38)	-0.6%
Amortization of Acquisition-related Intangible Assets	(423)	-4.3%	(425)	-6.8%
GAAP Operating Income (a)	$3,049	30.8%	$906	14.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2021 include charges for the sale of inventories revalued at the date of acquisition. Reported results in 2020 include charges to conform the accounting policies of a recently acquired business with the company's accounting policies.
(d) Reported results in 2021 and 2020 include certain third-party expenses, principally transaction/integration costs related to recent/terminated acquisitions. Reported results in 2021 also include $2 of charges for changes in estimates of contingent acquisition consideration.
(e) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2021 also include $13 of charges for compensation contractually due to employees of acquired businesses at the date of acquisition.
(f) Reported results in 2021 include $197 of losses on the early extinguishment of debt. Reported results in 2020 include $17 of costs for a subsequently terminated acquisition, primarily for entering hedging contracts and amortization of bridge loan commitments fees; and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $4 of gains from investments.
(g) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income and $4 and $(6) of incremental tax benefit (provision), respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense is $198 and $149 in 2021 and 2020, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	April 3,	December 31,
(In millions)	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$5,583	$10,325
Accounts receivable, net	5,554	5,741
Inventories	4,342	4,029
Other current assets	2,206	1,862
Total current assets	17,685	21,957
Property, Plant and Equipment, Net	6,133	5,912
Acquisition-related Intangible Assets, Net	12,831	12,685
Other Assets	2,459	2,457
Goodwill	26,823	26,041
Total Assets	$65,931	$69,052

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$4	$2,628
Other current liabilities	6,991	7,676
Total current liabilities	6,995	10,304
Other Long-term Liabilities	5,237	5,134
Long-term Obligations	18,641	19,107
Total Shareholders' Equity	35,058	34,507
Total Liabilities and Shareholders' Equity	$65,931	$69,052

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	April 3,	March 28,
(In millions)	2021	2020

Operating Activities
Net income	$2,337	$788

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	621	574
Change in deferred income taxes	24	(41)
Other non-cash expenses, net	317	110
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(1,321)	(1,075)
Net cash provided by operating activities	1,978	356

Investing Activities
Acquisitions, net of cash acquired	(1,343)	(4)
Purchases of property, plant and equipment	(628)	(253)
Proceeds from sale of property, plant and equipment	5	4
Other investing activities, net	(32)	(7)
Net cash used in investing activities	(1,998)	(260)

Financing Activities
Net proceeds from issuance of debt	—	2,185
Repayment of debt	(2,804)	(1)
Net proceeds from issuance of commercial paper	—	382
Repayment of commercial paper	—	(321)
Purchases of company common stock	(2,000)	(1,500)
Dividends paid	(87)	(76)
Net proceeds from issuance of company common stock under employee stock plans	20	48
Other financing activities, net	21	(98)
Net cash (used in) provided by financing activities	(4,850)	619

Exchange Rate Effect on Cash	137	(127)
(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(4,733)	588
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	10,336	2,422
Cash, Cash Equivalents and Restricted Cash at End of Period	$5,603	$3,010

Free Cash Flow (a)	$1,355	$107

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.